PROSPECTUS and	PRICING SUPPLEMENT NO. 9
PROSPECTUS SUPPLEMENT, each	Dated June 7, 2021
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $17,200,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$600,000,000 0.450% Fixed Rate Senior Notes Due June 7, 2024

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVQ9 / US24422EVQ96

Date of Issue:	June 10, 2021

Maturity Date:	June 7, 2024

Principal Amount:	$600,000,000

Price to Public:	99.875% plus accrued interest, if any, from June 10, 2021

Interest Payment Dates:	Semi-annually on June 7 and December 7, commencing on December 7, 2021 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.450% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Academy Securities, Inc.	$150,000,000
	Loop Capital Markets LLC	$150,000,000
	Samuel A. Ramirez & Company, Inc.	$150,000,000
	Siebert Williams Shank & Co., LLC	$150,000,000
	Total	$600,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.725% plus accrued interest, if any, from June 10, 2021.